ARTICLES OF AMENDMENT
                                     TO THE
                            ARTICLES OF INCORPORATION
                                       OF
                             INGENIUM CAPITAL CORP.

              (Name changed herein to Nitro Petroleum Incorporated)


        Pursuant  to Section  78.385 of the Nevada  Revised  Statutes,  Ingenium
Capital Corp., a Nevada corporation, hereinafter referred to as the "Corporation," hereby adopts the following Articles of Amendment to its Articles of Incorporation.

     l.   The name of the Corporation is Ingenium Capital Corp.

     2. Article I of the Articles of Incorporation, which reads "The name of the Corporation is: Ingenium Capital Corp.," shall be amended as follows:

                                 Article 1. Name

          The name of the Corporation. is Nitro Petroleum Incorporated.

     3. By executing these Articles of Amendment to the Articles of Incorporation, the president and secretary of the Corporation does hereby certify that on December 23, 2005, the foregoing amendment to the Articles of Incorporation of Ingenium Capital Corp. was authorized and approved pursuant to Section 78.390 of the Nevada Revised Statutes by the holders of 5,000,000 shares of the 7,402,000 issued and outstanding shares of common stock of the Corporation.

        The undersigned affirms and acknowledges, under penalties of perjury, that the foregoing instrument is his act and deed and that the facts stated herein are true.

        DATED this 22nd day of February, 2006.


                                           /s/ Ted Kozub
                                           ----------------------------------
                                           Ted Kozub, President and Secretary